Exhibit 99.1

Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

MEADE INSTRUMENTS CORP. REPORTS DELAY IN FILING
SEC FORM 10-Q FOR QUARTER ENDED AUGUST 31, 2006
—NASDAQ Extends Deadline for Company to Complete Outstanding SEC Filings to November 27, 2006—

IRVINE, Calif. – October 18, 2006— Meade Instruments Corp. (NASDAQ: MEAD) reported that the Company filed a Form 12b-25 report “Notification of Late Filing” for its second fiscal 2007 quarter ended August 31, 2006 with the Securities and Exchange Commission on October 17, 2006. The Company expects to file its results for the second fiscal 2007 quarter when it files its Form 10-K for fiscal year 2006 and its Form 10-Q for the first fiscal 2007 quarter.

The Company expects net revenue for the fiscal quarter ended August 31, 2006 to be approximately $19 million with a net loss of approximately $6 million or ($0.31) per share, compared to net revenue of approximately $22 million and a net loss of approximately $1.5 million or ($0.08) per share in the prior year quarter. The Company also noted that it expected its pre-tax loss for the quarter ended August 31, 2006 to be approximately $6 million compared to a pre-tax loss of approximately $2.8 million in the prior year quarter, highlighting the effect on the net loss for the current quarter brought on by the Company’s recent announcement that it would not record net tax benefits against its operating results for the foreseeable future.

The Company also announced that on October 16, 2006, it received notification that the NASDAQ Listing Qualifications Panel granted the Company’s request for additional time to file its Annual Report on Form 10-K for the fiscal year ended February 28, 2006 and its Quarterly Report on Form 10-Q for the quarter ended May 31, 2006 with the Securities and Exchange Commission. The Panel’s decision requires the Company to make these filings by no later than November 27, 2006. In the event the Company is unable to meet this deadline, there can be no assurance that its securities will continue to be listed on The NASDAQ Stock Market.

Steve Muellner, President and Chief Executive Officer of Meade Instruments stated, “We are working diligently to get our SEC filings up to date and expect to announce a date to report our financial results in the near future. At the same time, we have taken numerous definitive actions during this current fiscal year to improve our operational performance for future years which have adversely affected our recent financial performance. We look forward to discussing these actions and our plans to return the company to profitability when we report our financial results.”

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer under the Meade®, Simmons® and Bresser® brand names. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations. Such statements, including the Company’s continued listing on The Nasdaq Global Market, the filing of its Form 10-K for the fiscal year ended February 28, 2006, and the filing of its Forms 10-Q for the quarterly periods ended May 31, 2006 and August 31, 2006 involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s ability to satisfy the Nasdaq Global Market’s listing requirements, the timing and outcome of the SEC’s informal inquiry regarding the Company’s stock option grant practices as previously reported, and the Company’s ability to complete and timely file its SEC reports. For additional information, refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Forms 8-K and its quarterly and annual reports on Forms 10-Q and Form 10-K.

Contact:

Meade Instruments Corp.
Brent Christensen, 949-451-1450
Fax: 949-451-1460

Or

The Piacente Group, Inc.
Brandi Piacente/E.E. Wang, 212-481-2050
brandi@tpg-ir.com or ee@tpg-ir.com